CERTIFICATE OF AMENDMENT

TO THE BYLAWS OF

QUANTUM CORPORATION

The undersigned, Shawn D. Hall, hereby certifies that he is the duly appointed, qualified, and acting Secretary of Quantum Corporation, a Delaware corporation (the "Company"), and that on January 20, 2010, the Board of Directors of the Company (the "Board") amended such Bylaws as set forth below:

Implementation of Majority Voting Policy

WHEREAS: The Board deems it advisable and in the best interests of the Company and its stockholders to implement a majority voting policy with respect to uncontested elections of directors to the Board; and

WHEREAS: The Board may adopt, amend or repeal any provision of the Bylaws.

NOW, THEREFORE, BE IT RESOLVED: That Article II, Section 2.9 of the Bylaws are hereby amended and restated in their entirety to read as follows:

"2.9 VOTING

     The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

     Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

     Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected in accordance with Section 3.3 of these bylaws. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation or these bylaws.

     Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors."

RESOLVED FURTHER: That Article III, Section 3.3 of the Bylaws are hereby amended and restated in their entirety to read as follows:

"3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. A nominee for director shall be elected to the board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the corporation receives notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.4 of these bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the date that is ten (10) calendar days in advance of the date the corporation files its definitive proxy statement (regardless of whether thereafter revised or supplemented) for such meeting with the Securities and Exchange Commission. "Votes cast" shall include votes to withhold authority in each case but shall exclude abstentions with respect to that director's election. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Each director, including a director elected or appointed to fill a vacancy (including vacancies from newly created directorships), shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors."

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 21st day of January, 2010.

By: /s/ Shawn D. Hall
Signature

Shawn D. Hall,

Secretary, General Counsel, and Senior Vice President